SCHEDULE 14C

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Securities Exchange Act of 1934

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CORMAX BUSINESS SOLUTIONS INC.
(Name of Registrant As Specified In Its Charter)

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CORMAX BUSINESS SOLUTIONS INC.
1530 9th Avenue SE
Calgary, Alberta, Canada T2G 0T7

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 30, 2002

Notice is hereby given that the Special Meeting of Shareholders of Cormax Business Solutions Inc. (hereinafter referred to as "the Company") will be held at the offices of Scott Hall, LLP, 203-200 Barclay Parade, S.W., Calgary, Alberta, Canada, at 1:00 p.m., local time, for the following purposes:

1. To approve the Share Exchange Agreement with the shareholders of Identification Technologies Inc. and items related to that transaction (the "Acquisition").

2. To change the name of the Company to Sure Trace Security Solutions Inc.

3. (a) To appoint the following individuals to the Board of Directors of the Company immediately:

Peter Leeuwerke - 5950 Bow Crescent NW, Calgary, AB Canada T3B 2B9
Ryan Corley - P.O. Box 14002, Austin TX, USA 78714
Doug Rice - P.O. Box 1154 Veradale, Washington, USA 99037

(b) To appoint the following individuals to the Board of Directors of the Company upon the closing of the Acquisition:

Harold Grodzins - 900 Middlesex Turnpyke Building 8, Billerica, MA, 01821
Robert Jennens - 406, 1708 Dolphin Avenue, Kelowna, BC, Canada V1Y 9S4

4. To authorize the cancellation of the Company's entire Class of Preferred Stock upon conversion of all outstanding shares of each existing Series of Preferred Stock into shares of the Company's Common Stock.

5. To authorize and approve the cancellation of the Company's Class B Common Stock.

6. To approve the reverse stock split of the Company's Class A Common Stock at the rate of 15:1 to take place upon the conversion of all outstanding shares of the Company's Series A and Series B Preferred Stock.

7. To approve the Company's 2002 - 2003 Directors, Officers and Employees Stock Award Plan, pursuant to which a total of 20,000,000 options and shares may be granted.

The Board of Directors has fixed the closing of business on November 26, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof. The stock transfer books will not be closed.

/s/ Peter Leeuwerke
Cormax Business Solutions Inc.
Peter Leeuwerke, President and CEO

DEFINITIVE
INFORMATION STATEMENT
CORMAX BUSINESS SOLUTIONS INC.

1530 9th Avenue SE
Calgary, Alberta, Canada T2G 0T7

SPECIAL MEETING OF
SHAREHOLDERS TO BE HELD
DECEMBER 30, 2002

This Informational Statement is being furnished to the shareholders of Cormax Business Solutions Inc. (the "Company"), a Utah corporation, in connection with the Special Meeting of Shareholders (the "Meeting") to be held at 1:00 p.m., local time, December 30, 2002, at the offices of Scott Hall LLP, located at 203-200 Barclay Parade, S.W., Calgary, Alberta, Canada. This Informational Statement is first being sent or given to shareholders on or about December 6th, 2002.

NO PROXIES ARE BEING SOLICITED BY THE BOARD OF DIRECTORS.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

EXPENSE OF MAILING

The expense of preparing and mailing this Informational Statement to the shareholders of the Company is being paid for by the Company. The Company is also requesting brokers, custodians, nominees and fiduciaries to forward this Informational Statement to the beneficial owners of the shares of common stock of the Company held of record by such persons. The Company will not reimburse such persons for the cost of forwarding.

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

Peter Leeuwerke, the President, Secretary, CEO and a member of the Board of Directors of the Company, owns a controlling interest in Ingenuity Marketing (2000) Inc. ("Ingenuity"), an Alberta Corporation. Ingenuity is the holder of 1,000,000 Series A Preferred Shares of the Company, which shares carry 200,000,000 votes at all meetings of the Company's shareholders. It is the intention of Ingenuity to vote in favor of the items set forth in the Notice of Meeting. As at the Record Date, Ingenuity held 65% of those shares entitled to vote at the meeting.

Each of the nominees to the Board of Directors will receive compensation under the 2002-2003 Directors, Officers and Employees Stock Option and Stock Award Plan, which is on the agenda for approval at the Meeting. The terms of such plan are discussed below under "VII - 2002-2003 Directors, Officers and Employees Stock Option and Stock Award Plan".

No other officer or director or shareholder has any interest in any othermatter to be voted upon.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP

As of the record date of the meeting, November 26, 2002, the total number of common shares outstanding and entitled to vote was 108,755,262. Additionally, the 1,000,000 Series A Preferred shares held by Ingenuity carry the right to cast 200,000,000 votes at all meetings of the Company's shareholders.

The holders of such shares are entitled to one vote for each share held on the record date. There is no cumulative voting on any matter on the agenda of this Meeting.

RECORD DATE

Stock transfer records will remain open. November 26, 2002, is the record date for determining shareholders entitled to vote and receive notice of the meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 26, 2002, with respect to the shares of common stock of the Company owned by (i) owners of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, and (iii) all directors and officers of the Company as a group. The percentage of class are bases on the number of shares issued and outstanding as at November 26, 2003, which are 108,755,262 Common Stock and 1,000,000 Preferred Series A.

Unless otherwise indicated, all shares are held by the person named and are subject to sole voting by such person.
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Interest	Percent of Class-
Preferred Series "A"	Ingenuity Marketing (2000) Ltd.[1] 5950 Bow Crescent S.W. Calgary, Alberta Canada, T2P 4R5	1,000,000[2]	100%
Common	Huntleigh Securities Corp. 8000 Maryland Ave Clayton, MO 63105	18,308,674	16.8%
Common	David Galoob 801 Tierra Alta Moss Beach, CA 94038	9,936,391[3]	9.1%
Common	Todd Violette	9,105,900	8.4%
Common	754219 Alberta Ltd. 460 East 46th Ave Vancouver, BC	5,500,000	5.1%
Common	Graham Entwistle, Director	2,145,000	2.0%
Common	Peter Leeuwerke President & Director 5950 Bow Crescent Calgary, Alberta	800,000	0.93%
Common	Combined ownership of Officers and Directors as a group	2,945,000	2.7%
Preferred Series "A"	Combined ownership of Officers and Directors as a group	1,000,000	100%

CHANGE OF CONTROL OF THE COMPANY

On October 17, 2002, a change of control of the Company occurred. At that time, Mr. Peter Leeuwerke gained control of the Company by becoming the Company's CEO, President and a member of the Board of Directors. Mr. Leeuwerke also acquired 1,000,000 shares of the Company's Series A Preferred Stock ("Series A") and 800,000 shares of Common Stock. The Series A shares are held in the name of Mr. Leeuwerke's controlled corporation, Ingenuity Marketing (2000) Ltd. ("Ingenuity Marketing"). Mr. Leeuwereke obtained the Series A shares pursuant to a Share Purchase Agreement entered into between the Company and Ingenuity Marketing. Pursuant to this Agreement, Ingenuity was to receive the shares of Series A by (a) providing the Company with an underwriting commitment for $3,000,000.00 USD; (b) completing the acquisition of Identex Technologies Inc. by the Company; and (c) pledging to obtain $8,000,000.00 USD in revenue within twenty-four months. Mr. Leeuwerke also acquired 800,000 shares of Common Stock from the Company for consulting services.

As a result of this transaction, Mr. Leeuwerke controls 100% of the issued and outstanding shares of the Company's Preferred Stock and less than 1% of the issued and outstanding shares of Common Stock.

The Series A shares are convertible into 200,000,000 shares of the Company's Common Stock and also carry the right to cast 200,000,000 votes at any meeting of shareholders. Mr. Leeuwerke therefore controls 65% of all votes that may be cast at the Meeting. Although the Agreement between the Company and Mr. Leeuwerke called for the 1,000,000 shares of Preferred Stock to be issued by the Company from treasury, Mr. Leeuwerke accepted as satisfaction of such obligation 1,000,000 Series A shares from the Company's former President, Mr. Todd Violette.

The Company currently has no standing audit, nominating or compensation committee of the Board of Directors or any committee performing similar functions. Following the acquisition of Identex (as described below under "ITEMS FOR CONSIDERATION AND APPROVAL, I. THE "IDENTEX ACQUISITION") the Company intends to establish an Audit Committee and a Compensation Committee of the Board of Directors. Such committees will be established and operate pursuant to a written charter, which will be attached to the Company's Proxy Statement for its 2003 Annual Meeting of Shareholders. The Audit and Compensation Committees shall be comprised of members that are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers.

The business of the Company is managed under the direction of the Board of Directors. All matters that required Board approval during fiscal year 2001 were acted on by unanimous written consent of the Board. The Board of Directors acted by unanimous consent twenty-three (23) times during the fiscal year ended 2001.

The Corporation does not have any written employment agreements or standard compensation arrangements for its directors.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person to us for the fiscal year ended December 31, 2001.

Summary Compensation Table
Name And Principle Position	Year	Salary ($)	Restricted Stock Award(s) (#)	All Other Compensation ($)
Todd A. Violette Chairman President	1999	0		Violette 81,000 USD 1,000,000 0
Todd A. Violette Chairman President	2000	81,000 USD	1,000,000	0
Todd A. Violette Chairman President	2001	80,000 USD	1,000,000	4,000 CDN

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year 2001, the Company received no Forms 4 from any of its officers, directors or beneficial owners holding more than 10% of any class of its equity securities. Therefore, the Company has no information as to the number of transactions by any of its officers, directors or beneficial owners of more than 10% of any class of its equity securities that were not reported on a timely basis. None of the Company's officers or directors or beneficial owners filed a Form 5 for the fiscal year ended 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 7, 2001 the Company filed an amendment to its articles of incorporation changing its name from Watchout! Inc. to Cormax Business Solutions Inc.

Currently, Cormax Business Solutions holds 100% of the issued and outstanding shares of Expanded Systems Solutions Inc. Expanded Systems is a network integration company that specializes in building comprehensive wide area networks including hardware software installation and ongoing maintenance. On December 6, 2001, the Board of Director agreed to sell Todd Violette 1,000,000 shares of the Series A Preferred Shares for $50,000 CDN and completion of his current employment contract. Each share of the Series A Preferred Shares is convertible into two hundred shares of common stock and is entitled to the cumulative votes per share. The primary reason for this recommendation is to help secure the business and the leadership of Todd Violette. The above was disclosed in a Form 8-K dated December 26, 2001. These shares were later transferred to Ingenuity Marketing, as described above under "CHANGE OF CONTROL OF THE COMPANY".

VOTING REQUIRED FOR APPROVAL

A majority of the shares of voting stock outstanding at the record date must be represented at the Meeting in person or by proxy in order for a quorum to be present, but if a quorum should not be present, the meeting may be adjourned without further notice to shareholders, until a quorum is assembled. Each common shareholder will be entitled to cast one vote at the Meeting for each share of common stock registered in such shareholder's name at the record date. Each Series A Preferred shareholder will be entitled to cast 200 votes, at the Meeting, for each share of Series A Preferred stock registered in such shareholder's name at the record date.

ITEMS FOR CONSIDERATION AND APPROVAL

  THE "IDENTEX" ACQUISITION

    Description of the Share Exchange Agreement

The Board of Directors of the Company and the Board of Directors of Identification Technologies Inc. ("Identex") have both agreed to a definitive Share Exchange Agreement (the "Agreement"). The Agreement provided for, among other things:

1. All of the issued and outstanding shares in Identex will be acquired by the Company, such that Identex will become a wholly owned subsidiary of the Company. The consideration to be paid will be one share of Series B for 8.96 common shares in the capital of Identex. There are currently 8,960,000 common shares in the capital of Identex outstanding, therefore a total of 1,000,000 Series B Preferred shares will be issued to acquire all of the outstanding shares of Identex. Each Series B Preferred share is convertible into 178 common shares in the Company. The Series "B" Preferred shares, prior to conversion, shall each carry 178 votes. It is anticipated that the Series "B" Preferred Shares will be converted to common shares very soon after closing of the Agreement.

2. Upon Closing of the Agreement, Mr. Robert Jennens will become the President, and a Director, of the Company. Mr. Jennens is the President and a member of the Board of Directors of Identex. Mr. Jennens has many years experience in the founding and development of successful companies in many different business sectors. These include the automotive, construction, bottled water and retail sectors. He has been responsible for establishment of significant marketing and franchise organizations.

3. Subsequent to the sale of a successful bottled water business in 1991, Mr. Jennens worked as an independent consultant developing new marketing concepts for existing industries, as well traveling as working with such organizations as Habitat For Humanity.

4. In May of 2000 Mr. Jennens founded Identification Technologies Inc. to purchase the proprietary technology and client base of Identitech, a Mississauga Ont. based company. He has served as President, CEO, and Chairman of the Board since that time.

5. Upon Closing of the Agreement, Mr. Hal  Grodzins, will also become a member of the Board of Directors of the Company. Mr. Grodzins is currently the CEO, President and a Director of NITON LLC and Managing Director of NITON Europe Gmbh.

6. During his tenure as President of NITON LLC, Mr. Grodzins increased annual sales from $2.5 million (U.S.) to over $20 million (U.S.) on less than $500,000 (US) in funding capital. Also during that period, NITON introduced new and innovative products in every year; opened new offices on the West Coast and in Texas, opened a subsidiary operation in Munich, Germany; and established a worldwide sales distribution network.  Mr. Grodzins is responsible for all aspect of NITON's business, including building and running the management team; strategic planning; oversight of other staffing and human resources; oversight of product research and development, manufacturing, service, sales and marketing, and financial, regulatory and other operations. Mr. Grodzins has also worked as a fixed-income trader and broker for Stoever Glass & Co of 30 Wall St, New York, NY, from 1991 to the present, though mainly active through 1996 Mr. Grodzins has more than 15 years experience in business management, sales and sales management, marketing, economic analysis and strategic planning. Mr. Grodzins also oversaw the establishment of NITON's former radon testing laboratory business in 1987. Mr. Grodzins has also won local, regional and national awards for sales achievement and product presentation in 1989, 1990, and 1991. Mr. Grodzins received BA's in Social Thought, Political Economy and English, from the University of Massachusetts, at Amherst in 1986.

Identex has a worldwide exclusive agreement with NITON LLC to distribute and use NITON's patented field portable scanning technologies in connection with Asset Protection, Brand Authentication and Secure Document Markets.

b. Background of Identex

- Identex sells a coded fluid similar to DNA that when applied on an asset's surface actual sinks beneath the surface layer and bonds with the asset on a molecular level.

- Once applied the coded fluid is extremely difficult to remove without leaving obvious damage.

- Clients receive their own unique formulation of the fluid so assets marked with their formulation can be easily and quickly identified as theirs with 100% certainty.

- The scanning equipment is owned by Niton LLC and exclusively licensed to Identex. Niton LLC holds a patent to this equipment.

- Identex has a further patent pending on the process of tying database information to the formulation used for specific client applications.

- The product has been sold across Canada for past 12 years.

- Many of the clients using Identex products are Fortune 500 companies such as, Imperial Oil, Irving Oil, Ford, GM, Atomic Energy of Canada, Stelco Steel, Algoma Steel, as well as many clients who do not wish to be, for security purposes, publically named.

- The Company's traditional market has been asset protection, which is targeted to industrial companies and primary manufacturers.

- Employee theft is a major problem facing literally every company.

- Studies completed by Ernst & Young, the US Department of Labour, and the US Camber of Commerce have stated that employee theft amounts to $500 USD per employee per year. However, the actual cost according to data collected from clients determines that the actual cost of employee theft is much higher. These contributing factors include:

- Lost productivity of the employee missing tools and equipment

- Administrative cost of replacing the tools and equipment including:

- Sourcing a vendor for replacement

- Creating a Purchase Order

- Accepting the replacement

- Delivery of the replacement to the field

- Entering the associated vendor invoice into the accounting system

- Approving and issuing payment

- These factors combine into a loss multiplier that easily increase the cost of the stolen tools and equipment by a factor of 50%.

- Identex's clients state that they have realized a reduction in employee theft due to Identex products and service of at least 50% and in some cases as high as 80-90%.

- Income from the sale of Identex products from materials and marking labour averages $100 CDN per employee. Average life span of an asset is 3 years. These two factors translate into a rate of return (ROI) of 1,200% or better.

- North American market for Asset Protection is equal to $50 billion USD.

- In early 2003 Identex will launch its products and services into Brand Authentication, which is targeted at major multi-national brand manufacturers.

- The theft of finished goods and the fraudulent replication of finished goods is a major problem facing all major brands.

- With its proprietary portable scanners Identex is able to track goods through the manufacturing process through to their final retail sale allowing the brand owner to determine when goods have been stolen and redirected to "grey" marketers.

- The Washington Anti-Fraud Coalition estimates that North American businesses lose $300 billion USD annually due to the theft of finished goods and the fraudulent replication of finished goods. They further state that the worldwide problem exceeds $1 Trillion USD.

- Additional markets exist in secure documents whereby Identex is able to invisibly mark documents and uniquely and positively identify individual documents or numerous forms of personal and personnel ID cards. Markets for this application post September 11, 2001 have grown substantially.

- Identex will sell its Asset Protection products and services via third party security firms and will launch the first of these "Agencies" in Canada with a major national security firm that in 2001 generated $270 million is sales from security services. Similar agreements will be reached with US based security firms.

- Identex will sell Brand Authentication directly to the brand but use its agency network to provide authentication and investigation services on behalf of these clients.

- Identex will sell Secure Document applications directly and for security reasons the client(s) will authenticate their own documents.

- Identex has little competition on a worldwide basis and is the only seller of code fluids with a portable field scanner able to positively identify the presence of a particular client formulation giving Identex a major advantage. The cost of developing portable scanning technology is expensive and complicated creating a substantial barrier to market entry.

Summary

The management of Identex and the Company believe that Identex has a proven product, has revenue and has multi-nation reference clients. Through its acquisition by the Company, Identex believes it can acquire adequate equity investments to fast track its growth. Identex and the Company have assembled an experienced and proven management team to execute its business plan. Through the use of national and regional agencies that already provide security services to our target clients Identex believes it is well positioned for rapid and profitable growth.

In May of 2002, Ingenuity, commenced, on behalf of Identex, a search of possible shell corporations, into which the business of Identex may be placed. It had been previously determined that the shareholders of Identex would benefit from the liquidity provided in a publicly traded corporation.

The search focused on trading shells that had a broad base of investors with high daily trading volumes. High trading volume usually demonstrates liquidity that will more easily attract investment. In June of 2002, Ingenuity selected the Company as the successful candidate. After further preliminary discussions and negotiations, Ingenuity acquired 1,000,000 Series "A" Preferred Shares in the Company. On October 17, 2002 Todd Violette resigned from his position as a Director, Officer and Employee of the Company. Peter Leeuwerke was elected to the Board of Directors, and was appointed the President, CEO and Secretary of the Company.

Further negotiations were undertaken between the parties and a definitive Share Exchange Agreement was approved by the Board of Directors of the Company and Identex on November 25, 2002. This Agreement will be executed upon receipt of approval of the Company's shareholders.

  CHANGE IN CORPORATE NAME

The Board of Directors is requesting shareholders to authorize a name change of the Company to Sure Trace Security Solutions Inc., and to approve an amendment to the Articles of Incorporation to change the name to Sure Trace Security Solutions Inc.

It is believed that a name change to Sure Trace Security Solutions Inc. will be beneficial, as it is more representative of the future business of the Company. In addition, a name change could reduce the negative goodwill associated with the current name.

III ELECTION OF NEW DIRECTORS

a. The Board of Directors proposes that the following three individuals be elected to the Board of Directors of the Company immediately:

1. Peter Leeuwerke - Mr. Leeuwerke is 42 years old and resides in Calgary, Alberta. He has been involved in sales and marketing for the past twenty years. Mr. Leeuwerke began his sales career in 1982 selling office equipment and migrated to accounting systems, as personal computers became available. In 1986, Mr. Leeuwerke formed his own business that sold point of sale and accounting systems to both hard goods and ready to wear retailer's. His business interest was sold to back to his software supplier and in 1992, Mr. Leeuwerke started his second business, which developed accounting, inventory management, and service management software for the Canadian automotive industry. His interest in this business was eventually sold to his partners. In 1995, Mr. Leeuwerke joined a multinational venture fund to provide management services for various technology companies under its control. His primary management assignment was a publicly traded company on the then Alberta Stock Exchange (now the TSX Venture Exchange). In 2000 Mr. Leeuwerke purchased a fully reporting but not trading NASDAQ shell to develop an Internet advertising concept. While this company did not survive the dot-com meltdown between the NASDAQ company and the TSX Venture Exchange company Mr. Leeuwerke has over six years of public company experience.

  Ryan Corley - Mr. Corley has served as president and a member of the Board of Directors of EnXnet, Inc. since February 5, 2000. Mr. Corley was the founder of Gatsby's Coffee Company (now known as Tsunami Media Corporation) and served as Chairman of the Board of Directors, Chief Executive Officer and Secretary/Treasurer since its inception on September 10, 1998, until his resignation on February 22, 2000. Mr. Corley served as a consultant to several startup companies and small public companies during the period of July 1995 through November 1998. Mr. Corley was Chairman of the Board of Directors and President of Charge, Inc., and Charge Entertainment Corporation, its wholly owned subsidiary, from October 1986 through October 1995. Mr. Corley also was a founder in 1986, a member of the Board of Directors until his resignation on October 30, 1995, having served as Chairman of the Board of Directors from 1987 until January 23, 1995, President and Chief Executive Officer until his resignation from these positions on May 30, 1995, of U.S. Technologies Inc., a NASDAQ listed public corporation. Mr. Corley received a Bachelor of Science in Business Administration and a Masters in Business Administration from the University of Tulsa.

  Doug Rice - Mr. Rice has been in the marketing and public relations business for over 27 years. He spent 13 years as a stockbroker and a major portion of that was owning and running his own branch offices. He has been the owner in the restaurant business as well as having owned a large successful health and fitness center. For the past few years, Mr. Rice has been consulting with public corporations as well as start up businesses. His financial and business background will bring new and innovative concepts to Cormax, insofar as taking a product to market in the United States as well as taking the Corporation into the public arena. He currently works as a consultant for a public company in Tulsa, Oklahoma, helping them bring their technology to the public sector.

b. The Board of Directors proposes that the following three individuals be elected to the Board of Directors of the Company upon the Acquisition of Identex:

  Harold Grodzins - see information above under "ITEMS FOR CONSIDERATION AND APPROVAL - a. Description of the Share Exchange Agreement".

  Bob Jennens - see information above under "ITEMS FOR CONSIDERATION AND APPROVAL - a. Description of the Share Exchange Agreement".

IV. CANCELLATION OF CLASS OF PREFERRED STOCK UPON CONVERSION

Pursuant to the Company's Articles of incorporation, it has three (3) classes of capital stock: Common Stock, Class B Common Stock, and Preferred Stock. The Common Stock has 500,000,000 authorized shares with 108,755,262 shares currently issued and outstanding. The Class B Common Stock has 20,000,000 authorized shares with no shares currently issued or outstanding. The Preferred Stock has 10,000,000 authorized shares, with each Series authorized to issue up to 1,000,000 shares. Series A currently has 1,000,000 shares issued and outstanding. Series B currently has no shares issued or outstanding. However, immediately upon closing of the Agreement for the acquisition of Identex, there will be 1,000,000 shares of Series B Preferred Stock issued and outstanding.

Mr. Leeuwerke had indicated that immediately following the closing of the acquisition of Identex he will cause the 1,000,000 Series A Shares, held by Ingenuity Marketing to be converted so that such conversion results in the issuance of 178,000,000 shares of Common Stock. The remaining shares of Series A will be returned to treasury by Ingenuity Marketing.

The Series A shares are convertible into shares of common stock at the ratio of 200 shares of common stock for every share of Series A. The Series B shares are convertible into shares of common stock at the rate of 178 to 1.

The Company believes that shortly following the acquisition of Identex that all shareholders of the Series A and Series B Preferred Stock will convert such shares into shares of common stock. At that time, the Company wishes to cancel and eliminate the entire Class of its Preferred Stock, as such Class no longer serves any business or corporate purpose.

V. CANCELLATION OF CLASS B COMMON STOCK

As described above, the Company is authorized to issue 20,000,000 shares of Class B Common Stock but presently no such shares are issued or outstanding. The Company would like to cancel and terminate this Class, as they do not serve any business or corporate purpose.

VI. REVERSE STOCK SPLIT

The Company is requesting that its shareholders approve a reverse stock split of its common stock, following the conversion of the shares of Series A and Series B Preferred Stock discussed above. The Company estimates that such reverse stock split will reduce its total outstanding shares from 464,755,262 to approximately 30,983,684 shares, which will be adjusted up to compensate for fractional shares.

VII. 2002 - 2003 DIRECTORS, OFFICERS AND EMPLOYEES STOCK OPTION AND STOCK AWARD PLAN

The Company's 2002 - 2003 Directors, Officers and Employees Stock Option and Stock Award Plan (the "Plan") has been designed to help the Company attract the directors, officers and employees that it needs to implement its business plan following the acquisition of Identex.

The Plan shall consist of a total of 20,000,000 stock options and stock awards. The stock options shall allow the holders to purchase shares of the Company's Common Stock at exercise prices to be determined by the Board and its Compensation Committee. The stock awards issued under the Plan shall consist of shares of the Company's Common Stock. The Company intends to issue stock awards to the members of its Board of Directors, executive officers, employees and consultants that provide bona fide services to the Company. All stock options and stock awards to be issued to executive officers and non-independent members of the Board of Directors will be approved and determined by the Company's Compensation Committee, which will be established following the acquisition of Identex.

The Company expects to issue 1,500,000 stock awards to each of Ryan Corley, Doug Rice and Harold Grodzins, each of which are nominated to be members of the Board of Directors. All of these shares as well as the other shares and options to be issued under the Plan are on a pre-roll back basis. The Company will issue such stock options and stock awards to its remaining directors, executive officers, employees and consultants in the amounts and at the times as the Compensation Committee shall determine.

Dated: December 9th, 2002

By Order of the Board of Directors

/s/ Peter Leeuwerke
Peter Leeuwerke, CEO and President